AMENDMENT NO. 2 TO MASTER REVOLVING NOTE
(Export Loan)

This Amendment No. 2 to Master Revolving Note (“Amendment”) is entered into as of June 3, 2014, between Comerica Bank, a Texas banking association (“Bank”) and Biolase, Inc., a Delaware corporation (“Borrower”), in order to amend the terms of the Master Revolving Note dated May 7, 2013 made by Borrower to Bank in the original amount of $4,000,000.00, and amended by Amendment No. 1 to Master Revolving Note dated May 5, 2014 to be in the reduced amount of $2,000,000.00 (the “Note”).

1. Amendment to Note. The Note is amended as follows:

(a) The definition of “Maturity Date” on page 1 of the Note is hereby amended to be August 1, 2014.

(b) The definition of “Applicable Margin” appearing in paragraph 19 (a) is amended to be two percent (2.00%) per annum.

2. Discretionary Advances. In no event is Bank obligated to make any advances under the Note, as amended hereby, and any discretionary advance is subject to the discretionary pre-approval of the Export-Import Bank of the United States (“Ex-Im Bank”).

3. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Note remain in full force and effect, provided that in the event of any conflict between the terms of this Amendment and the terms of the Note, this Amendment shall control.

4. No Further Amendment. This Amendment is not an agreement to any further or other amendment of the Note. Borrower expressly acknowledges and agrees that except as expressly amended in this Amendment, the Note, as amended, remains in full force and effect and is ratified and confirmed. The execution of this Amendment shall not be deemed to be a waiver of any Default or Event of Default.

5. Waiver. Borrower waives, discharges, and forever releases Bank, the Ex-Im Bank, and their respective employees, officers, directors, attorneys, stockholders, and their successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Borrower has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to Borrower or whether any such claims, causes of action, allegations or assertions arose as result of actions or omissions of Bank and/or Ex-Im Bank in connection with the Note, or any amendments, extensions or modifications thereto, or administration by Bank and/or Ex-Im Bank of the debt governed by the Note or otherwise.

6. Costs. Borrower is responsible for all costs incurred by Bank, including without limit reasonable attorney fees, with regard to the preparation and execution of this Amendment.

7. Capitalized Terms. In this Amendment, capitalized terms that are used without separate definitions shall have the meanings given to them in the Note.

8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

This Amendment No. 2 to Master Revolving Note (Export Loan) is executed and delivered as of the date set forth above.

Comerica Bank	Biolase, Inc.
By: /s/ David R. Ferree Name: David R. Ferree Title: Vice President	By: /s/ Frederick D. Furry Name: Frederick D. Furry Title: Chief Financial Officer